Exhibit 99.1

Supreme Industries Reports Higher Sales and Net Income

for 2015 Third Quarter

Sales Increase 12% and 15% from 2014 in Third Quarter and Nine-Months, Respectively

Income from Continuing Operations Grows 13% in the Quarter, and 31% Year-to-Date

Goshen, Ind.—October 22, 2015—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, trolleys and specialty vehicles, today announced improved financial results for its third quarter and nine-months ended September 26, 2015.

2015 Third Quarter Results

Consolidated net sales in the third quarter grew to $64.8 million, compared with $58.0 million in last year’s third quarter, an increase of 11.7%. Higher sales of dry freight and insulated vehicles, compared with last year, accounted for the increase in consolidated sales.

Third quarter gross profit in 2015 increased to $12.6 million, up from $11.3 million in 2014 on higher sales.  As a percentage of net sales, third quarter gross margin of 19.5% remained unchanged from a year ago.  Material cost was favorably impacted by decreased commodity prices including steel and aluminum, while overhead costs were elevated due to higher group health insurance claims. Income from continuing operations before taxes increased 11.6%, to $4.1 million in the third quarter of this year, versus $3.7 million in last year’s third quarter.

Net income grew 13.3%, reaching $2.8 million in the third quarter, up from $2.5 million in last year’s third quarter. Net earnings per diluted share increased to $0.16 per share, up from $0.15 per share in last year’s comparable quarter.

“Strong new order rates allowed us to post double-digit growth in shipments, income and our quarter ending backlog,” said Mark Weber, President and Chief Executive Officer. “We are well positioned as we enter the last quarter of the year.”

2015 Nine Month Results

Consolidated net sales from continuing operations increased 15.2% in the year-to-date period, reaching $210.7 million, up from $183.0 million in the first nine months of 2014.  Higher net sales in the first nine months of 2015 were the result of increased retail and fleet truck sales, which more than offset a sales decline of trolleys and specialty vehicles.

Gross profit for the nine months improved to $39.6 million from $33.8 million over the 2014 nine months, an increase of 17.0%.  As a percentage of net sales, gross margin expanded from 18.5% last year to 18.8% in the 2015 nine-month period. The favorable absorption from the higher sales volume was partially offset by product mix as the Company shipped a higher proportion of fleet products, which carry a lower gross margin.  Severe weather and a shortage of available chassis also negatively impacted last year’s results.  Income from continuing operations before taxes increased 29.1% in 2015, up to $13.4 million compared with $10.4 million last year.

The Company’s discontinued shuttle bus business was sold in the first quarter of 2014 and generated a $1.6 million after-tax net loss in that period. Including the impact from discontinued operations on last

Supreme Industries, Inc.
2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

year’s results, net income improved to $9.1 million, or $0.53 per diluted share, for the nine-month period, compared with net income of $5.4 million, or $0.32 per diluted share last year. Excluding the impact from discontinued operations, net income improved to $9.1 million, or $0.53 per diluted share, in the nine-months, up from $6.9 million, or $0.41 per diluted share, in the same period last year.

“The combined performance of our sales and operations teams resulted in strong third quarter orders for trucks and specialty vehicles.  It is very encouraging to realize notable year-over-year growth in our backlog,” Weber added.

At the end of the third quarter of 2015 consolidated order backlog was $74.4 million, 46.7% higher than the $50.8 million backlog at the end of last year’s third quarter.  Compared with last year, new order intake was stronger in the third quarter of 2015 across both retail and fleet work truck product lines.

Due to the increased sales volume, working capital increased to $52.4 million at September 26, 2015, compared with $44.4 million at December 27, 2014. The Company ended the quarter with $8.7 million in cash and cash equivalents, and $8.5 million in total debt. Stockholders’ equity increased to $89.5 million at September 26, 2015, compared with $81.0 million at December 27, 2014, increasing tangible book value per share to $5.38 at quarter end, compared with $4.94 at the end of last year.

Conference Call Information

A conference call will be held Friday, October 23, 2015, at 9:00 a.m. ET to review the third quarter and nine-month results. To participate in the live call, please dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10074780. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies, trolleys and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the company are available online at: www.supremecorp.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Investor Relations Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 26,	Sept. 27,	Sept. 26,	Sept. 27,
	2015	2014	2015	2014
Net sales	$64,818,118	$58,023,699	$210,708,719	$182,969,324
Cost of sales	52,175,728	46,736,407	171,153,245	149,153,869
Gross profit	12,642,390	11,287,292	39,555,474	33,815,455

Selling, general and administrative expenses	8,693,633	7,783,492	26,394,787	23,604,955
Other income	(110,133)	(299,148)	(408,648)	(398,343)
Operating income	4,058,890	3,802,948	13,569,335	10,608,843

Interest (income) expense	(72,004)	101,983	199,658	255,429
Income from continuing operations before income taxes	4,130,894	3,700,965	13,369,677	10,353,414

Income tax expense	1,334,000	1,232,000	4,293,000	3,405,000
Income from continuing operations	2,796,894	2,468,965	9,076,677	6,948,414

Discontinued operations:
Gain on sale of discontinued operations, net of tax	—	—	—	87,036
Operating loss from discontinued operations, net of tax	—	—	—	(1,654,459)
Loss from discontinued operations, net of tax	—	—	—	(1,567,423)

Net income	$2,796,894	$2,468,965	$9,076,677	$5,380,991

Basic income (loss) per share:
Income from continuing operations	$0.17	$0.15	$0.54	$0.42
Loss from discontinued operations	—	—	—	(0.09)
Net income	$0.17	$0.15	$0.54	$0.33
Diluted income (loss) per share:
Income from continuing operations	$0.16	$0.15	$0.53	$0.41
Loss from discontinued operations	—	—	—	(0.09)
Net income	$0.16	$0.15	$0.53	$0.32

Shares used in the computation of income (loss) per share:
Basic	16,764,923	16,385,403	16,663,607	16,311,598
Diluted	17,062,801	16,762,994	16,984,060	16,714,412

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	Sept. 26, 2015	Dec. 27, 2014
Assets
Current assets	$72,627,373	$63,101,485
Property, plant and equipment, net	47,150,805	46,925,534
Other assets	686,045	914,735
Total assets	$120,464,223	$110,941,754

Liabilities
Current liabilities	$20,247,952	$18,652,523
Long-term liabilities	10,682,720	11,256,826
Total liabilities	30,930,672	29,909,349
Total stockholders’ equity	89,533,551	81,032,405
Total liabilities and stockholders’ equity	$120,464,223	$110,941,754